January 24, 2000



VIA FACSIMILE AND FEDERAL EXPRESS

Mr. Randal J. Kirk
The Governor Tyler
1902 Downey Street
Radford, VA 24141

         Re:  Scios Inc.

Dear Mr. Kirk:

         Enclosed are the forms of retention agreements recently entered into by Scios requested by your attorney. The Company has today filed copies of these agreements with the Securities and Exchange Commission.

         Your characterization of these retention agreements as providing "multi-year golden parachutes" to all employees is inaccurate. The retention agreements will be in place for two years through December 31, 2001, to protect our employees during the period when the programs for Natrecor and p38 kinase inhibitor are in critical phases of development. But, because the retention agreements have double triggers, the program will cost nothing and an employee will be entitled to no benefits unless and until there is both a change of control and the employee is forced out of the Company.

         Additionally, your characterization inaccurately implies that all employees will receive multi-year severance payments. This is not true. As it effects senior executives, the program is clearly and accurately described in our proxy statement. As for the rest of our workforce, the program provides for lump sum payments and these employees are entitled to from two to four weeks of pay for each year of service. The average payment would be equivalent to less than four months cash compensation for employees below the vice president level. This program is similar in scope to the reduction in force program we put in place at the time our work force was reduced in March of 1999.

Mr. Randal J. Kirk
January 24, 2000

         In light of the threats to our employees in your announced plans to evaluate management, and more recently to eliminate several functions of Scios, the Board believes it has instituted, after consultation with independent compensation advisors, a very reasonable and effective program to retain our valuable employees during implementation of the Company's aggressive new business plan.

Sincerely,

/s/

Donald B. Rice
Chairman of the Board

Enclosure